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                                  EXHIBIT 11.1



                             KLA-TENCOR CORPORATION

                       CALCULATION OF EARNINGS PER SHARE

                                  (UNAUDITED)





                                                Three Months Ended     Nine Months Ended
                                                      March 31,             March 31,
(In thousands except per share amounts)           1997      1996        1997       1996
---------------------------------------------------------------------------------------
Primary earnings per share
--------------------------

Net income                                      $23,704    $31,817    $69,012    $88,978
                                                =======    =======    =======    =======


Average common and common equivalent shares:
    Average common shares outstanding            51,559     50,648     51,250     50,427
    Dilutive options                              2,271      1,522      1,764      1,894
                                                -------    -------    -------    -------
                                                 53,830     52,170     53,014     52,321
                                                =======    =======    =======    =======

Net income per share                            $  0.44    $  0.61    $  1.30    $  1.70
                                                =======    =======    =======    =======